Exhibit 99.1
Media Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
Investors Contact: Joseph P. Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
LINCOLN ELECTRIC REPORTS RECORD
2008 FIRST QUARTER FINANCIAL RESULTS
•	First quarter sales increased 13.0% to $620.2 million

•	First quarter operating income increased 14.9% to $78.5 million

•	First quarter net income increased 11.4% to $53.5 million

•	First quarter diluted earnings per share increased 11.7% to $1.24

•	First quarter net cash provided by operating activities increased 59.5% to $67.5 million
          CLEVELAND, Ohio, U.S.A., April 23, 2008 — Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) today reported record 2008 first quarter operating income, increasing 14.9% to $78.5 million from $68.3 million in 2007, on a sales increase of 13.0%. Net income for the first quarter increased 11.4% to $53.5 million, or $1.24 per diluted share from $48.0 million, or $1.11 per diluted share in 2007. The 2008 first quarter effective tax rate was 32.3% compared with 30.4% in 2007.
          Sales for the first quarter increased 13.0% to $620.2 million from $549.0 million in the comparable period of 2007. Sales for the Company’s North American operations were $371.1 million in the quarter versus $345.7 million in the comparable quarter last year, an increase of 7.3%. U.S. export sales in the quarter increased 29.5% to $61.6 million from $47.5 million in 2007.
          “We had an excellent start to 2008, with strong sales, profitability and cash flow”, said John M. Stropki, Chairman and Chief Executive Officer. “Despite a very volatile economic environment, and rising commodity costs, we were able to continue to leverage the strengths of our strong global market position. We remain focused on executing our long-term strategy despite softening in the industrial economic outlook by continuing to capitalize on key infrastructure development opportunities, and expanding our value-driven welding product and service offering.”
          Sales at Lincoln subsidiaries outside North America increased to $249.1 million in the first quarter, compared with $203.3 million in the year ago quarter. In local currencies, international subsidiaries’ sales increased 9.3%.
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Lincoln Electric Reports Record 2008 First Quarter Financial Results
          Net cash provided by operating activities increased 59.5% to $67.5 million in the first quarter compared with $42.3 million for the comparable period in 2007. During the first quarter 2008, the Company paid $10.7 million in dividends. The Company’s Board of Directors declared a quarterly cash dividend of $0.25, which was paid on April 15, 2008 to holders of record as of March 31, 2008.
          The Company announced on April 7, 2008, the acquisition of Electro-Arco, S.A. (“Electro-Arco”), a privately held manufacturer of welding consumables headquartered near Lisbon, Portugal. Founded over 70 years ago, Electro-Arco has been continuously owned and operated by the Rodrigues family. Electro-Arc has forged a leading position in the Portuguese welding market and has grown to be a significant exporter to markets throughout Europe. Electro-Arco has sales of approximately $40 million and 165 employees.
          “This acquisition significantly expands our European consumables manufacturing capacity and widens our commercial presence in Western Europe,” said Mr. Stropki.
          Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations, manufacturing alliances and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.
          The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.
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Lincoln Electric Reports Record 2008 First Quarter Financial Results
          A conference call to discuss first quarter 2008 results is scheduled for today, Wednesday, April 23, 2008 at 10:00 a.m. Eastern Time. An audio webcast of the call is accessible through the investor tab on the Company’s website at http://www.lincolnelectric.com.
          The 2008 Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m. Eastern Time on Friday, April 25, 2008 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio.
#2008-423#

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Three Months Ended March 31,				Fav (Unfav) to Prior Year
	2008	% of Sales	2007	% of Sales	$	%
Net sales	$620,227	100.0%	$549,043	100.0%	$71,184	13.0%
Cost of goods sold	442,776	71.4%	390,827	71.2%	(51,949)	(13.3%)

Gross profit	177,451	28.6%	158,216	28.8%	19,235	12.2%
Selling, general & administrative expenses	98,961	16.0%	89,520	16.3%	(9,441)	(10.5%)
Rationalization charges	—	NA	396	0.1%	396	NA

Operating income	78,490	12.7%	68,300	12.4%	10,190	14.9%
Interest income	2,434	0.4%	1,450	0.3%	984	67.9%
Equity earnings in affiliates	549	0.1%	1,478	0.3%	(929)	(62.9%)
Other income	499	0.1%	464	0.1%	35	7.5%
Interest expense	(2,981)	(0.5%)	(2,727)	(0.5%)	(254)	(9.3%)

Income before income taxes	78,991	12.7%	68,965	12.6%	10,026	14.5%
Income taxes	25,514	4.1%	20,965	3.8%	(4,549)	(21.7%)

Effective tax rate	32.3%		30.4%		(1.9%)

Net income (1)	$53,477	8.6%	$48,000	8.7%	$5,477	11.4%

Reconciliation of Net Income as Reported to Adjusted Net Income
Excluding Non-Recurring Items:

	Three Months Ended March 31,		Change
	2008	2007	$	%
Net income as reported (1)	$53,477	$48,000	$5,477	11.4%
Non-recurring items:
European rationalization charges (after-tax)	—	396	(396)	NA

Adjusted net income excluding non-recurring items (2)	$53,477	$48,396	$5,081	10.5%

Basic earnings per share	$1.25	$1.12	$0.13	11.6%
Non-recurring items (1)	—	0.01	(0.01)	NA

Basic earnings per share excluding non-recurring items (2)	$1.25	$1.13	$0.12	10.6%

Diluted earnings per share	$1.24	$1.11	$0.13	11.7%
Non-recurring items (1)	—	0.01	(0.01)	NA

Diluted earnings per share excluding non-recurring items(2)	$1.24	$1.12	$0.12	10.7%

Weighted average shares (basic)	42,675	42,843
Weighted average shares (diluted)	43,090	43,349

(1)	Net income includes a charge of $396 ($396 after-tax) in 2007 related to European rationalization actions.

(2)	Adjusted net income excluding non-recurring items and basic and diluted earnings per share excluding non-recurring items, non-GAAP financial measures, are presented as management believes these financial measures are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Balance Sheet Highlights
Selected Consolidated Balance Sheet Data

	March 31,	December 31,
	2008	2007
Cash and cash equivalents	$237,853	$217,382
Total current assets	1,082,642	969,648
Property, plant and equipment, net	443,036	429,944
Total assets	1,795,651	1,645,296

Total current liabilities	417,281	311,921
Short-term debt	42,570	12,486
Long-term debt	90,704	117,329
Total shareholders’ equity	1,142,526	1,087,220
Net Operating Working Capital

	March 31,	December 31,
	2008	2007
Trade accounts receivable	$390,656	$344,058

Inventory	381,800	343,849

Trade accounts payable	193,078	152,301

Net operating working capital	$579,378	$535,606

Net operating working capital % to net sales	24.6%	23.5%

Invested Capital

	March 31,	December 31,
	2008	2007
Short-term debt	$42,570	$12,486
Long-term debt	90,704	117,329

Total debt	133,274	129,815
Equity	1,142,526	1,087,220

Total	$1,275,800	$1,217,035

Total debt/capitalization	10.4%	10.7%
Return on invested capital	20.2%	20.5%

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$53,477	$48,000

Adjustments to reconcile net income to net cash provided by operating activities:
Rationalization charges	—	396
Depreciation and amortization	13,907	12,511
Equity losses (earnings) of affiliates, net	4	(1,134)
Other non-cash items, net	3,816	(2,677)
Changes in operating assets and liabilities net of effects from acquisitions:
Increase in accounts receivable	(37,174)	(35,734)
Increase in inventories	(26,970)	(18,116)
Increase in accounts payable	31,172	15,281
Net change in other current assets and liabilities	31,765	29,021
Net change in other long-term assets and liabilities	(2,474)	(5,205)

NET CASH PROVIDED BY OPERATING ACTIVITIES	67,523	42,343

INVESTING ACTIVITIES:
Capital expenditures	(12,812)	(15,724)
Acquisition of businesses, net of cash acquired	(8,675)	(4,362)
Proceeds from sale of property, plant and equipment	272	73

NET CASH USED BY INVESTING ACTIVITIES	(21,215)	(20,013)

FINANCING ACTIVITIES:
Net change in borrowings	(1,095)	(41,720)
Proceeds from exercise of stock options	1,591	2,426
Tax benefit from the exercise of stock options	819	496
Purchase of shares for treasury	(18,033)	—
Cash dividends paid to shareholders	(10,720)	(9,403)

NET CASH USED BY FINANCING ACTIVITIES	(27,438)	(48,201)

Effect of exchange rate changes on cash and cash equivalents	1,601	195

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,471	(25,676)
Cash and cash equivalents at beginning of the period	217,382	120,212

Cash and cash equivalents at end of period	$237,853	$94,536

Cash dividends paid per share	$0.25	$0.22